Exhibit (23)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement No. 333-134656 on Form S-4 of our reports dated March 3, 2006, relating to the consolidated financial statements of Golden West Financial Corporation and subsidiaries and management’s report on the effectiveness of internal control over financial reporting for the year ended December 31, 2005 which are included in Wachovia Corporation’s Current Report on Form 8-K dated May 19, 2006.

/s/ Deloitte & Touche LLP

Oakland, California

September 29, 2006